DeGolyer and MacNaughton
5001 Spring Valley Road
Suite 800 East
Dallas, Texas 75244

March 6, 2023

Ranger Oil Corporation
16285 Park Ten Place, Suite 500
Houston, Texas 77084
Ladies and Gentlemen:
We hereby consent to the reference to DeGolyer and MacNaughton and to the incorporation of the estimates contained in our report entitled “Report as of December 31, 2022 on Reserves and Revenue of Certain Properties with interests attributable to Ranger Oil Corporation” (our Report) in Part I and in the “Notes to Consolidated Financial Statements” portions of the Annual Report on Form 10-K of Penn Virginia Corporation for the year ended December 31, 2022 (the Annual Report), to be filed with the United States Securities and Exchange Commission on or about March 10, 2023. In addition, we hereby consent to the incorporation by reference of our report of third party dated February 2, 2023, in the “Exhibits and Financial Statement Schedules” portion of the Annual Report. We further consent to the incorporation by reference of references to DeGolyer and MacNaughton and to our Report in Ranger Oil Corporation’s Registration Statements on Form S-4 (File No. 333-259017), Forms S-3 (File No. 333-254050, File No. 333-238137, and File No. 333-214709) and Forms S-8 (File No. 333-258443, File No. 333-252026, File No. 333-248403, File No.333-213979, and File No. 333-233364).

        Very truly yours,

        /s/ DeGolyer and MacNaughton

        DeGOLYER and MacNAUGHTON
        Texas Registered Engineering Firm F-716